EXHIBIT 99.1

Iron Mountain
Corporate Offices
745 Atlantic Avenue
Boston, Massachusetts 02111

TELEPHONE: 617 357-4455
FAX: 617 350-7881

[IRON MOUNTAIN LOGO]
America's Largest Records Management Company

                           IRON MOUNTAIN INCORPORATED
              ANNOUNCES OFFERING OF COMMON STOCK FOR $115.6 MILLION


         Boston, MA, March 31, 1998 -- Iron Mountain Incorporated (Nasdaq: IMTN) today announced its offering of 3.5 million shares of Common Stock at a price of $34.75 per share. The Company will use the net proceeds from the offering to repay debt, to fund a pending acquisition and for general corporate purposes.

         In addition to the 3.5 million shares being offered, the Company has granted the underwriters a 30 day option to purchase up to an additional 525,000 shares solely to cover over-allotments, if any.

         The offering is being led by Bear, Stearns & Co. Inc. and co-managed by William Blair & Company and Prudential Securities Incorporated.

         The offering is being made by Iron Mountain Incorporated by means of a shelf Registration Statement previously declared effective by the Securities and Exchange Commission. Copies of the final Prospectus Supplement and Prospectus for the offering may be obtained from the representatives of the underwriters at the following addresses: Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167; William Blair & Company, 222 W. Adams Street, Chicago, Illinois 60606; and Prudential Securities Incorporated, 111 8th Avenue, New York, New York 10011.

         This notice shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

         Iron Mountain operates in 54 markets, providing business records storage and management services, medical records services, data security services for electronic records, vital records protection and records management consulting services. The Company stores and manages billions of paper documents and electronic records for more than 50,000 customer accounts, including more than half of the Fortune 500 companies.


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For more information, contact:

John F. Kenny, Jr.
Chief Financial Officer
(617) 357-4455 ext. 208
e-mail: john_kenny@ironmountain.com